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                                                       [ANG LOGO APPEARS HERE]

                                                        ASSOCIATED NATURAL GAS
                                                        CORPORATION


                                                        Mid-Year Report
                                                        1994






                                               [ASSOCIATED NATURAL GAS
                                                TEN YEAR ANNIVERSARY LOGO
                                                APPEARS HERE]

TO THE SHAREHOLDERS                                               May 23, 1994



     Earnings for the Company's second fiscal quarter ended March 31, 1994 amounted to $5.9 million($.44 per share) on total revenues of $445 million, as compared to $5.6 million ($.43 per share) on total revenues of $327 million for the like quarter in 1993. Mid year results for the period amounted to net earnings of $11.1 million($.83 per share) on revenues of $870 million versus $11.8 million($.91 per share) on revenues of $692 million in the similar 1993 six-month period. Significant increases in natural gas system throughput and off system sales(21% and 99% respectively) were offset by a substantial decrease in NGL prices($.07 per gallon or 27%), netting to similar net earning for the six months. Since the close of the period, average natural gas liquids prices have increased approximately $.02 to $.03 cents per gallon in response to oil prices firming at the new $18.00 per barrel level.

     On February 1, 1994, the Company purchased from Shell Pipeline Corporation its Hope-Houston crude oil pipeline system in south Texas, consisting of approximately 165 miles of crude oil gathering and trunk pipeline. Effective March 1, 1994, the Company acquired from Gulf States Pipeline Corporation the 50% interest that it did not previously own in the Minden/Terryville natural gas pipeline system located in Lincoln, Jackson and Webster Parishes, Louisiana. This is a 42-mile transmission facility with a design capacity of 75,000 MCF per day. During the first six months of this fiscal year, the Company has closed on more than $65 million in natural gas NGLs and crude oil pipeline additions.

     On February 21, 1994, the Company announced that it had signed a definitive agreement to acquire, via merger and pooling of interests, Grand Valley Gas Company. In a transaction calling for the exchange of
     0.25 shares of Associated Natural Gas Corporation common stock for each share of Grand Valley, approximately 1.6 million shares of the Company's common stock will be issued at closing. Based on NGA's share price at that date, the value of the transaction is approximately $55 million.
     This purchase requires the approval of the Grand Valley shareholders, subject to the appropriate S-4 circular and proxy, which have been filed with the Securities and Exchange Commission. It is anticipated that this merger will be effective on or about July 1, 1994. Grand Valley is a well-established Salt Lake City-based natural gas marketing company, which has dominant purchase and sales positions in the Pacific Northwest, western Rocky Mountains, western Canada and California.

     With the addition of Grand Valley, the Company will achieve a nationwide presence which will position it for future growth in the post order 636 open access gas markets.

     Respectfully Submitted,


     /s/ Cortlandt S. Dietler
     Cortlandt S. Dietler
     Chairman/Chief Executive Officer

     /s/ Donald H. Anderson
     Donald H. Anderson
     President

Condensed Income Statements
(Unaudited) (In thousands, except per share data)


                                         Three months ended   Six months ended
                                              March 31,           March 31,
                                        -------------------- -------------------
                                           1994      1993       1994     1993
                                        ---------  --------- --------- ---------
  Total revenues                         $444,745   327,116   869,993   691,525
  Less operating expenses:
    Gas and petroleum products purchases  407,998   297,054   799,787   631,124
    Operations and general expenses        15,876    12,186    30,677    23,982
    Depreciation                            7,094     5,423    13,559    10,613
                                        ---------  --------  --------  --------
      Income from operations               13,777    12,453    25,970    25,806
  Less other (income) expense:
    Net interest expense                    3,556     3,213     6,863     6,258
                                        ---------  --------  --------  --------
      Earnings before income taxes         10,221     9,240    19,107    19,548
  Income taxes                              4,360     3,647     8,050     7,781
                                        ---------  --------  --------  --------
      Net earnings                       $  5,861     5,593    11,057    11,767
                                        =========  ========  ========  ========
  Earnings per share                     $   0.44      0.43      0.83      0.91
                                        =========  ========  ========  ========
  Weighted average shares outstanding      13,434    12,997    13,380    12,990

Condensed Balance Sheets
(In thousands)


                                                  March 31,   September 30,
                                                    1994          1993
                                                ------------  -------------
                                                (unaudited)
  Assets
  Current assets                                   $234,388        225,168
  Property, plant and equipment (net)               422,499        344,834
  Other assets, net                                  36,609         28,646
                                                ------------  -------------
                                                   $693,496        598,648
                                                ============  =============
  Liabilities and Stockholders' Equity
  Current liabilities                              $225,009        210,336
  Deferred income taxes                              41,382         37,956
  Long-term debt                                    209,000        153,000
                                                ------------  -------------
      Total liabilities                             475,391        401,292
  Stockholders' equity                              218,105        197,356
                                                ------------  -------------
                                                   $693,496        598,648
                                                ============  =============


                           [ASSOCIATED NATURAL GAS
                          TEN YEAR ANNIVERSARY LOGO
                                APPEARS HERE]

Comparative Operating Statistics

                                                         March 31,
                                                  ------------------------
                                                     1994           1993
                                                  ---------      ---------
Miles of pipeline owned                               9,202          7,820
                                                  ---------      ---------
Connected wells                                       7,788          7,227
                                                  ---------      ---------
Compression horsepower                              211,300        174,600
                                                  ---------      ---------
Natural gas throughput and sales (MCF per day)    1,724,000      1,139,000
                                                  ---------      ---------
Gallons of NGLs per day                           1,712,000      1,063,800
                                                  ---------      ---------

Board Of Directors:
     Cortlandt S. Dietler
     Donald H. Anderson
     W.T. Biddle
     Harold R. Logan, Jr.
     Frederick R. Mayer
     Michael J. Quigley
     John A. Redding

Offices:
     Cortlandt S. Dietler, Chairman/CEO
     Donald H. Anderson, President/COO
     Michael J. Quigley, Executive Vice President
     Erik B. Carlson, Senior Vice President/General Counsel/Secretary Harold R. Logan, Jr., Senior Vice President/Finance
     J. Roger Grace, Vice President/Treasurer
     Frederick W. Boutin, Vice President/Administration
     William S. Dickey, Vice President/Corporate Planning
     Sandra L. Myrick, Controller

New York Stock Exchange Symbol: NGA

Associated Natural Gas Corporation
900 Republic Plaza
370 17th Street
Denver, Colorado 80202
(303) 595-3331
FAX: (303) 595-0480

P.O. Box 5660
Denver, CO 80217